Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Sponsorship Agreement

The Tonga Seabed Minerals Authority on behalf of the Government of the Kingdom of Tonga Tonga Offshore Mining Limited

Sponsorship Agreement

Table of Contents

1.	Agreement subject to Act	3
2.	Term	3
3.	Sponsorship	4
4.	Commercial Recovery Payment	5
5.	Audit	6
6.	Undertaking to Comply with ISA Contract Terms	6
7.	Subcontractors	7
8.	Training and Capacity Building	7
9.	Applicable Taxes and Payments	7
10.	Tongan Laws, Expropriation and Corporate Existence	8
11.	Access to TOML Rights and Intellectual Property	11
12.	Assignment of TOML Rights	12
13.	Notification to TOML	13
14.	Exploration and Exploitation Applications	13
15.	Environmental and Safety Performance Monitoring Program	14
16.	ESPMP Officers	15
17.	Completion Criteria	16
18.	Confidentiality	16
19.	Administration Fee	16
20.	TOML Default and State Default	17
21.	Temporary Suspension of Activities	18
22.	Material TOML Breach Termination	19
23.	Material State Breach	21
24.	Payment of a Continuity Benefit	21
25.	Dispute Resolution	26
26.	Authorisation to Enter Agreement	27
27.	Governing Law & Jurisdiction	27
28.	International Law	28
29.	Notices	28
30.	Entire Agreement	29
31.	Force Majeure	29
32.	Amendment	30
33.	Severability of Provisions	30
34.	Further Assurances	30
35.	No Limitation	30
36.	Representations and Warranties	30
37.	Non Reliance	31
38.	Counterparts	31
39.	Interpretation	31
40.	Definitions	32

Page (i)

Date	August 4, 2025
Parties
The Tonga Seabed Minerals Authority, on behalf of The Government of the Kingdom of Tonga (the “State”) AND Tonga Offshore Mining Limited (“TOML”)
Recitals
A	TOML has the exclusive right to explore for Polymetallic Nodules in the International Seabed Area pursuant to the ISA Exploration Contract.
B	The State has Sponsored TOML’s Seabed Mineral Activities in the International Seabed Area pursuant to the Sponsorship Certificate, and agrees to maintain Sponsorship on the terms of this Agreement.
C	In consideration for the State’s continued sponsorship, TOML will make certain payments to the State in accordance with this Agreement and the Act.
D	During Exploitation, the Commercial Recovery Payment will be paid via the Tonga Seabed Minerals Authority to the Seabed Minerals Fund, in accordance with the Act to provide benefits to Tonga’s current and future generations in a transparent manner.
E	TOML currently funds community and social programs and provides training and capacity building initiatives for Tongan nationals and proposes to continue to provide such initiatives during the Exploration and Exploitation phases.
F	The Exploration and Exploitation will be carried out in the International Seabed Area, which is outside the sovereign jurisdiction of the State. For clarity, the State does not own the Polymetallic Nodules contained in the ISA Contract Area. Polymetallic nodule processing will also be carried out in a different national jurisdiction to the State given geographic and infrastructure constraints.
G	ISA Contracts are administered by the ISA, and TOML will be required to make payments to the ISA if it were to recover minerals during Exploitation.

H	It is acknowledged that considerable funds will be required to be expended before any commercial Exploitation of the Polymetallic Nodules in the ISA Contract Area. The State is not making any monetary investment toward the Seabed Mineral Activities in the ISA Contract Area, and accordingly is not exposed to the risk of loss associated with such investment.
I	TOML undertakes that its Polymetallic Nodule Exploitation in the International Seabed Area will not directly impact on the environment in the Kingdom of Tonga and will not cause depletion of the Kingdom of Tonga’s own mineral resources.
J	With regard to the respective obligations and commitments under this Agreement, each of the parties covenant that it shall act in good faith and deal fairly with the other party.

For good and valuable consideration, the Parties hereto agree to be bound by the following terms and conditions:

1.	Agreement subject to Act

1.1	This Agreement is issued under and subject at all times to the Act and the Regulations issued under the Act as at the date of this Agreement. If and to the extent any term and condition of this Agreement is in conflict with or inconsistent with the Act as at the date of this Agreement, the latter prevails.

1.2	Notwithstanding clause 1.1:

the State acknowledges that the payments, contributions and benefits set out in this Agreement are done in satisfaction of any and all payments that may otherwise be payable by TOML under the Act and indemnifies TOML against any liability to make additional payments to the State other than those set out in this Agreement.

1.3	Unless a contrary intention appears, terms used in this Agreement that are defined in UNCLOS, the relevant Rules of the ISA, the Act or the Regulations have the same meaning as those in UNCLOS, the relevant Rules of the ISA, the Act or the Regulations.

2.	Term

2.1	This Agreement will remain in force until:

(a)	the Parties agree to terminate the Agreement;

(b)	this Agreement is terminated pursuant to clauses 10.6, 12, 22, or 23 of this Agreement.

2.2	During the Term, and only if TOML holds an ISA Contracts, TOML shall, within [***] days of the end of each calendar year, submit a report to the Tonga Seabed Minerals Authority, containing information on its programme of activities for the previous year. Within [***] days of submitting the report, the Parties shall meet to discuss the report, as well as the performance of each of the Parties under this Agreement, to ensure the Agreement is being fulfilled as originally intended.

3.	Sponsorship

3.1	The State agrees to:

(a)	provide and maintain Sponsorship of TOML and TOML’s Exploration and Exploitation of the ISA Contract Area (including providing Sponsorship of any future TOML’s Exploitation application(s) to the ISA) for the Term of this Agreement; and

(b)	do all things reasonably necessary to give effect to TOML having the full benefit of the Sponsorship, including renewing TOML’s Sponsorship Certificate where applicable, supporting any application made by TOML to the ISA for an extension to its ISA Exploration Contract, undertaking communications with, and providing documentation, certificates and undertakings to, the ISA or other regulatory body required in respect of the Sponsorship.

3.2	For clarity, the State acknowledges that the Sponsorship is provided by the State, as a signatory to UNCLOS, for the purposes of UNCLOS and the Rules of the ISA and that neither this Agreement nor Sponsorship confers on the State any rights to or in connection with:

(a)	the ISA Contracts;

(b)	the Polymetallic Nodules contained within the ISA Contract Area or recovered therefrom; or

(c)	any product produced from the processing of the Polymetallic Nodules.

3.3	Under its ISA Contracts, TOML will have the exclusive enjoyment and right to carry out the Exploration and Exploitation in the ISA Contract Area, and TOML may at its sole discretion deal with the title and ownership of ISA Contract Area and Polymetallic Nodules in any way.

3.4	The State recognizes that the Exploration and Exploitation within the ISA Contract Area shall require significant international financing, and the State agrees to use its best efforts to assist the TOML Group to obtain financing, including entering into agreements and providing formal documents that the lenders, investors and other third parties may reasonably require in relation to Sponsorship and the provision of regulatory certainty, however nothing herein will require or be deemed that the State has provided or guaranteed any such financing.

3.5	For the avoidance of doubt, the State is only sponsoring TOML, and is not sponsoring or responsible for the activities of any other entity in the TOML Group.

3.6	For clarity, the Sponsorship Certificate is also referred to as a Title under the Act.

4.	Commercial Recovery Payment

4.1	In exchange for the State agreeing to provide continued Sponsorship for the Term on the terms set out in this Agreement, TOML shall pay to the Tonga Seabed Minerals Authority during Payment Years a Commercial Recovery Payment (“CRP”) in accordance with this clause 4.

4.2	The CRP will be [***] per Tonne of Polymetallic Nodules Recovered from the ISA Contract Area during Payment Years.

4.3	The CRP shall be paid in arrears on or before:

(a)	the last day of [***], in respect of the period [***] to [***] each year; and

(b)	the last day of [***], in respect of the period [***] to [***] each year.

4.4	The CRP shall be adjusted (on a compounding basis) on the first day of January in each following year by the relevant factor in each following year that represents official inflation in the United States of America (“US”) using the All Items Consumer Price Index for All Urban Consumers (CPI-U) for the US City Average published from time to time by the US Department of Labour, Bureau of Labour Statistics. For example, if official inflation in the US is 3% in the 6th year of this Agreement the CRP will be increased by 3%.

4.5	No CRP or other amounts or payments will be payable by TOML to the State (except for the Administration Fee under clause 19 of this Agreement) until [***].

4.6	Subject to clauses 10 and 19 of this Agreement, the State hereby agrees that the TOML Group will not be subject to or required to pay any taxes, payments or fees, other than those set out in this Agreement or the Act (as at the date of this Agreement), including the CRP and the taxes, payments and fees listed in clause 9.

4.7	The State hereby undertakes and affirms that at no time will the rights (and the full and peaceful enjoyment thereof) granted by it under this Agreement be discriminately derogated from or otherwise prejudiced by any Tongan Law or the action or inaction of the State, or any official thereof, or any other person whose actions or inactions are subject to the control of the Government. To the extent there is inconsistency between any future Tongan Law related to taxation or the financial terms between the State and the TOML Group, then this Agreement will govern.

4.8	In accordance with section 94 of the Act, once the CRP has been received by the Tonga Seabed Minerals Authority, the Tonga Seabed Minerals Authority will pay the funds in to the Seabed Minerals Fund, excepting any funds allocated by the Treasury to be used directly for the purposes of covering the costs of establishing the Tonga Seabed Minerals Authority and performing the functions under the Act.

5.	Audit

5.1	During the term of the ISA Contract, the State may, not more than once each calendar year, request in writing an independent audit of the amount of Polymetallic Nodules Recovered in the preceding calendar year (“Production Audit”). If the State requests a Production Audit, TOML and the State shall seek to agree on a suitably qualified and independent auditor to conduct the Production Audit.

5.2	TOML will provide the auditor with reasonable access to its records for the purpose of undertaking the Production Audit.

5.3	The Parties will require the auditor to provide a written report to the Parties on the findings of the Production Audit within [***] days of completion of the Production Audit. In the absence of manifest error, the findings of the auditor will be binding on the Parties.

5.4	If the auditor determines that a materially larger or smaller (i.e. more than 5%) amount of Polymetallic Nodules were Recovered from the ISA Contract Area in the preceding year than reflected in the CRP calculated by TOML for the year pursuant to clause 4, then within [***] of receipt of the auditor's report, TOML must recalculate in accordance with the accurate and revised figures determined by the auditor for that year the CRP under clause 4, and pay to (or deduct from future payments to) the State the difference between the CRP already paid and the CRP due under clause 4 on the basis of the revised figures.

5.5	The cost of an audit under this clause will be borne equally between the State and TOML.

6.	Undertaking to Comply with ISA Contract Terms

6.1	TOML shall ensure that the Activities carried out in the International Seabed Area will be in compliance with:

(i)	the terms and conditions of the applicable ISA Contract that is in existence at the time and that pertains to the Activities in the International Seabed Area, including the environmental terms and conditions contained in the applicable ISA Contract; and

(ii)	TOML’s ISA Obligations that pertain to the Activities in the International Seabed Area.

6.2	TOML and its Subcontractors will not commit any actions, or make any omissions that would cause the State to materially breach its Sponsorship Obligations.

6.3	The State will not commit any actions or make any omissions that would cause TOML to breach its obligations under clause 6.1 .

7.	Subcontractors

7.1	Subject to the provisions of this clause, the State acknowledges and agrees that TOML may delegate to and/or contract with Subcontractors to undertake all or part of the Exploration and Exploitation.

7.2	Notwithstanding any delegation or contract to a Subcontractor, TOML:

(a)	remains bound by its obligations under this Agreement and the Act to carry out the Activities in accordance with TOML’s ISA Obligations, and will take reasonable and appropriate measures to ensure that the Subcontractors comply with TOML’s ISA Obligations;

(b)	agrees that the Exploration and Exploitation under an ISA Contract shall be carried out in accordance with TOML’s ISA Obligations and the Act, whether the Exploration or Exploitation is being carried out by TOML or a Subcontractor; and

(c)	is responsible to the State for any monetary damage the State suffers under UNCLOS for a breach of its Sponsorship Obligations resulting from the acts, negligence, omissions or defaults of any Subcontractor in carrying out the Activities in the International Seabed Area under TOML’s ISA Contract, as if they were the acts, negligence, omissions or defaults of TOML.

7.3	TOML shall take reasonable and appropriate measures to ensure that the Activities carried out in the International Seabed Area under an ISA Contract are executed by and under the supervision of appropriately qualified, experienced and skilled personnel.

8.	Training and Capacity Building

8.1	TOML will fund and implement training and capacity building initiatives for Tongan nationals.

9.	Applicable Taxes and Payments

9.1	Notwithstanding anything contained in this Agreement, TOML agrees that it will be subject to the following payments and conditions, where applicable:

(a)	[***];
(b)	[***];
(c)	[***];
(d)	[***];
(e)	[***];
(f)	[***];

(g)	[***];
(h)	[***];
(i)	[***];
(j)	[***],

provided that such payments and conditions are applied on a fair and reasonable basis and are imposed on a non-discriminatory basis to all Tongan entities and nationals.

9.2	The State also agrees that the payments TOML makes pursuant to this Agreement satisfy, fulfil and extinguish any obligation or liability to make any payments whatsoever under the Act. The State further indemnifies TOML against [***].

9.3	For the avoidance of doubt, the TOML Group will not be subject to or required to pay any other Taxes for the Term, including without limitation [***].

10.	Tongan Laws, Expropriation and Corporate Existence

10.1	The State agrees and warrants that:

(a)	any Tongan Laws and regulations brought into effect after the Commencement Date will not interfere with or diminish TOML’s rights with respect to any ISA Contract Area, the Business or the rights arising under this Agreement and must not be a Discriminatory Change in Tongan Law, except to the extent the State has an obligation at International Law to enact or comply with such laws in order to fulfil the State’s Sponsorship Obligations;

(b)	to the extent that TOML or the TOML Group’s rights and obligations under this Agreement conflict with their rights and obligations under any Tongan Law, this Agreement will take precedence, and TOML and the TOML Group will be relieved of any obligations under Tongan Law to the extent that their rights and obligations conflict with Tongan Law;

(c)	the State will take such actions necessary to give effect to the exemptions from applicable law and tax law expressly provided in this Agreement.

10.2	Prior to bringing in any laws or regulations that are required by International Law to fulfil the State’s Sponsorship Obligations the State will provide TOML with reasonable and meaningful consultation.

10.3	The State must also notify TOML from time to time as to any applicable Tongan Law that may be brought in to effect to fulfil the State’s Sponsorship Obligations and shall provide TOML sufficient time to ensure that it is able to comply with those laws or otherwise seek dispute resolution between the Parties with regards to the application of such Tongan Law. In the event any such change comes into force and materially impacts on the financial obligations of TOML, then the parties agree to negotiate in good faith appropriate amendments to the payments contemplated to the State under this Agreement in order to maintain the same level of financial burden on TOML as of the date of execution of this Agreement.

10.4	The State shall not impose, nor shall it permit or authorise any of its agencies or instrumentalities or any local or other authority of the State to impose any Taxes, impositions, rates or charges of any nature whatsoever on or in respect of the titles, property, or other assets, products, materials, or services used or produced by or through the Activities or by any or all of the TOML Group otherwise in the conduct of its business pursuant to the TOML Rights nor will the State take or permit to be taken by any such State authority any other discriminatory action which would deprive the TOML Group of full enjoyment of the rights granted and intended to be granted by the TOML Rights or otherwise under this Agreement.

10.5	In enacting and implementing Tongan Laws and regulations the State shall at all times accord TOML fair and equitable treatment, and will provide a stable and predictable legal framework and make decisions consistently and transparently and in accordance with the legitimate expectations of TOML and the TOML Group.

10.6	In the event there occurs any change in Tongan Laws (including without limitation provisions relating to imposts, duties, fees, charges, penalties, and Tax related legislation) after the date of this Agreement, and if upon TOML’s representation it appears that on a reasonable interpretation and application of the law it would have the effect of divesting, decreasing, or in any way limiting, reducing or withholding any rights or benefits accruing to TOML or the TOML Group under this Agreement or under current legislation, then the Parties shall, in good faith, negotiate to modify this Agreement so as to restore the economic rights and benefits of the TOML Group to a level equivalent to or as close as possible to what they would have been if such change had not occurred. If the economic rights and benefits of the TOML Group are not restored then TOML may at its election terminate this agreement.

10.7	The State will permit all bona fide monetary conversions and transfers related to the TOML Rights or the Business (including currency conversions, transfers to, by or on behalf of TOML, or any member of the TOML Group) to be made freely and without delay into and out of the Kingdom of Tonga provided the procedural laws applicable to the transfer of funds out of jurisdiction applicable to all persons are be complied with.

10.8	The State acting in good faith shall not do or cause to be done or permit any act, thing or omission whether legislative, executive or administrative which discriminates adversely and unfairly against TOML, any member of the TOML Group, the TOML Rights or the Business if it results, upon its application, in a deprivation of the full enjoyment of the rights granted or intended to be granted under this Agreement.

10.9	The State shall accord TOML treatment no less favourable than the treatment it accords, in like situations, to other investors.

10.10	The State shall accord TOML full security and protection, including complete and unconditional legal protection.

10.11	The State shall not Expropriate, nationalize, confiscate, condemn or wrongfully possess, nor, to the extent possible, destroy, disrupt or interfere with TOML, TOML’s title to possession, TOML’s peaceful enjoyment of the TOML Rights and all property of TOML and any member of the TOML Group except against prompt adequate and effective compensation. Such compensation shall amount to the genuine value of TOML’s investment expropriated immediately before the expropriation or before the impending expropriation became public knowledge, whichever is the earlier, shall include interest at a normal commercial rate until the date of payment, shall be made without delay, be effectively realizable and be freely transferable.

10.12	In the event of any inconsistency between the provisions contained within this Agreement, the Parties agree that an interpretation of this Agreement will be preferred which gives TOML and the TOML Group the benefit of this Agreement without nationalisation or expropriation.

10.13	Provided TOML is in material compliance with this Agreement and the Companies Act, the State will take all necessary actions for the Term to ensure that the corporate existence of TOML as a body corporate duly organized and validly existing and in good standing under the laws of the State is maintained, including ensuring that all such authorisations, approvals, consents and licences are issued as may be required to enable TOML to maintain its good standing, including ensuring that certificates evidencing annual renewal of registration of incorporation are issued in a timely manner in accordance with the Companies Act. Unless TOML is in material breach of this Agreement and/or the Companies Act, the State shall ensure that no action is taken (either by the government or by any government entity or instrumentality) to interfere with the continued corporate existence and registration of TOML and such other members of the TOML Group incorporated in the State.

10.14	The State guarantees the conversion and transfer overseas of TOML earnings and savings or earnings of expatriate personnel, their Affiliates and Subcontractors, resulting from the Activities.

10.15	With respect to earnings of TOML servants or agents, and expatriate personnel, whilst the State will not place unnecessary restriction of transfer of funds legitimately earned by TOML servants or agents, and expatriate personnel, such transfers will comply with the procedural laws applicable to transfer of funds out of jurisdiction applicable to all persons.

11.	Access to TOML Rights and Intellectual Property

11.1	In accordance with the Act, the State agrees that any or all members of the TOML Group may have access by way of sharing, use, Assignment or any other manner of access to the TOML Rights and Intellectual Property or any part thereof at any time (“Access to TOML Rights and Intellectual Property”), at their sole discretion, without reason and without prior consultation, upon providing notification to the State.

11.2	The Parties agree that Access to TOML Rights and Intellectual Property in accordance with clause 11.1 shall not cause TOML or any member of the TOML Group to be regarded as conducting business for the purposes of the Income Tax Act (Cap. 11.05) of the State, or any successor legislation relating to the taxation of business income.

11.3	The Parties agree that for the term of this Agreement the market value in the case of Assignment or granting of Access to the TOML Rights and Intellectual Property shall not exceed the total cumulative spend on exploration, research and development by TOML from the earliest date of TOML’s incorporation or incorporation of any member of the TOML Group.

11.4	TOML or any member of the TOML Group will supply the State with a schedule of its total cumulative spend on exploration, research and development referred to in clause 11.3.

11.5	In the event that a member of the TOML Group notifies the State that Access to TOML Rights and Intellectual Property, including any Assignment of the TOML Rights and Intellectual Property, is to be granted or Assigned, or is proposed to be granted or Assigned, the State shall sign all documents, do all things and take all measures reasonably requested by the TOML Group to facilitate that Access to TOML Rights and Intellectual Property, including any Assignment of the TOML Rights, and will not act in any way to prevent or delay Access to TOML Rights and Intellectual Property, including any Assignment of the TOML Rights.

11.6	Upon the later of:

(a)	an Assignment being completed in favour of an assignee; or

(b)	a certificate of sponsorship being signed by a new country pursuant to the ISA Regulations under which that country sponsors the assignee under the Assignment (or the assignees nominee) as the new holder of the TOML Rights, this Agreement will terminate effective immediately thereafter and:

(c)	TOML will no longer have any obligations to pay an Administration Fee or the CRP to the State except:

(i)	to cover the calendar year's Administration Fee during which the Agreement is terminated; and

(ii)	to cover any CRP owing in respect of any seabed mineral production that has occurred up to the day before completion of an Assignment.

(d)	No Party shall be liable to any other Party, whether arising under contract, tort, strict liability or otherwise, for any consequential or indirect loss or damage, of any nature arising at any time from any cause whatsoever.

11.7	For the avoidance of doubt, and subject to clause 9.1, the State shall not impose any Tax (including without limitation capital gains tax, stamp duty, consumption tax, transfer tax, business profits tax under the Income Tax Act (Cap. 11.05), or withholding tax) on:

(a)	Access to TOML Rights and Intellectual Property in accordance with clause 11.1; or
(b)	any transfer or assignment of shares or other membership interests in TOML or any member of the TOML Group.

This provision shall not limit the State's right to tax other activities or income expressly addressed in clause 9.1 or under the applicable laws of the Kingdom of Tonga where such tax arises from a Tongan-source income or business conducted within the jurisdiction of Tonga.

11.8	This clause 11 survives the termination or expiry of this Agreement.

12.	Assignment of TOML Rights

12.1	In accordance with the Act, State agrees that any or all members of the TOML Group may Assign the TOML Rights or any part thereof at any time, at their sole discretion, without reason and without prior consultation, upon providing notification to the State.

12.2	In the event that a member of the TOML Group notifies the State that an Assignment is to be made or is proposed to be made the State shall sign all documents, do all things and take all measures reasonably requested by the TOML Group to facilitate that Assignment, and will not act in any way to prevent or delay the Assignment.

12.3	Upon the later of:

(a)	an Assignment being completed in favour of an assignee; or

(b)	a Sponsorship Certificate being signed by a new country pursuant to the ISA Regulations under which that country sponsors the assignee under the Assignment (or the assignees nominee) as the new holder of the TOML Rights, this Agreement will terminate effective immediately and:

(c)	TOML will no longer have any obligations to pay an Administration Fee or CRP to the State except:

(i)	to cover the calendar year’s Administration Fee during which the Agreement is terminated; and

(ii)	to cover any CRP owing in respect of any seabed mineral production that has occurred up to the day before completion of an Assignment;

(d)	No Party shall be liable to any other Party, whether arising under contract, tort, strict liability or otherwise, for any:

(iii)	loss of anticipated profits, loss of opportunity, loss of use, loss of production, loss of contracts; or

(iv)	consequential or indirect loss or damage, of any nature arising at any time from any cause whatsoever; and

12.4	For avoidance of any doubt, and subject to clause 10.1, the State will not impose any Tax (including without limitation capital gains tax, stamp duty, sales tax or transfer tax) on any sale or transfer of:

(a)	the TOML Rights and Intellectual Property;

(b)	any asset held by the TOML Group;
(c)	any TOML Group entity; or
(d)	any shares in the TOML Group.

12.5	This clause 12 survives termination or expiry of this Agreement.

13.	Notification to TOML

13.1	Should the State or the Tonga Seabed Minerals Authority receive material information, correspondence or notices from the ISA or other regulatory body relating to:

(a)	TOML;
(b)	TOML’s ISA Obligations;
(c)	the State’s Sponsorship Obligations;
(d)	any Subcontractor;
(e)	the Activities; or
(f)	the ISA Contracts,

it shall promptly inform TOML and provide a copy of such material information, correspondence or notice.

14.	Exploration and Exploitation Applications

14.1	The State will take all necessary measures to cooperate with TOML to facilitate the preparation, submission and support of:

(i)	applications to extend the ISA Exploration Contract; and

(ii)	applications to the ISA for Exploitation Contracts and to extend any ISA Exploitation Contract.

14.2	The costs of presenting the applications to the ISA referred to in clause 14.1 shall be borne by TOML, including any costs reasonably incurred by the State in taking actions either requested by TOML or deemed necessary by the State under the rules of the ISA, to support the application before the ISA (“ISA Application Costs”).

15.	Environmental and Safety Performance Monitoring Program

15.1	Subject to clause 15.4, TOML acknowledges that the State has the right to carry out an environmental and safety performance monitoring program (“Environmental and Safety Performance Monitoring Program” or “ESPMP”) to, inter alia:

(a)	Assist the State satisfy its Sponsorship Obligations;
(b)	Verify whether the Activities, Subcontractors, Vessels and Installations are in compliance with TOML’s ISA Obligations; and/or
(c)	Verify whether any Activities or Subcontractors are causing or have caused Pollution Incidents or Serious Harm to the Marine Environment.

15.2	TOML acknowledges that it must permit, and must ensure that all relevant Subcontractors permit, the State, the State’s nominees, any suitably qualified person authorized by the State, or any independent qualified environmental or safety officers engaged by the State or acting on the State’s behalf (collectively referred to as “ESPMP Officers”), to conduct an ESPMP in accordance with this clause 15.

15.3	TOML acknowledges that it must give, and must ensure that all relevant Subcontractors give, the ESPMP Officers access to any Vessel or Installation being used in the Activities that is relevant to the ESPMP, and provide the ESPMP Officers with:

(a)	reasonable assistance requested by the ESPMP Officers to allow them to access, inspect, assess, audit and/or monitor the relevant Activities, including:

(i)	safe boarding of Vessels and Installations;
(ii)	cooperation and assistance with the ESPMP on Vessels and Installations;
(iii)	reasonable access to relevant log books, records, documents, equipment, facilities and personnel on Vessels and Installations at reasonable times;
(iv)	provision of reasonable accommodation and facilities, including, where appropriate, food and means of adequate subsistence while on any Vessel or Installation; and
(v)	safe disembarkation from Vessels and Installations; and

(b)	copies of any documents requested by the ESPMP Officers that are in the possession of TOML and/or a relevant Subcontractor and are strictly necessary to carry out the ESPMP (subject to confidentiality constraints).

15.4	The State shall, and shall ensure that all ESPMP Officers engaged in the ESPMP shall, keep confidential all information provided to them by or on behalf of TOML or any Subcontractors or otherwise obtained by the State or ESPMP Officers in connection with any ESPMP and which relates to TOML, the Activities or any Subcontractor. TOML reserves the right to require any ESPMP Officer before receiving such information to first sign a confidentiality agreement in person that strictly limits the approved purpose of disclosure to that of carrying out the ESPMP and reporting to the State.

15.5	The State shall, prior to finalising any report prepared under a ESPMP regarding TOML, share such report with TOML and provide TOML with the opportunity to comment on and provide input into such report.

16.	ESPMP Officers

16.1	Notwithstanding anything contained in this Agreement:

(a)	ESPMP Officers must follow all instructions and directions pertaining to Safety at Sea given to them from TOML, a relevant Subcontractor, the captain and/or other relevant safety officers on board Vessels and Installations whether given in writing, verbally or via signage, and TOML is not liable (including under any indemnity in this Agreement) for injury, loss or damage caused by a failure of any ESPMP Officers to follow any instructions and directions or any negligence on the part of such ESPMP Officers; and

(b)	TOML has the right to:

(i)	request and receive from any ESPMP Officer, prior to their involvement in any aspect of the Activities, all reasonable information necessary to assess the officer’s suitability and qualifications for participation in the Activities, including without limitation relevant criminal records, medical information and certification of health including a test for contagious diseases and drugs (with TOML reserving the right to refuse participation in any aspect of the Activities should TOML deem an ESPMP Officer or candidate unsuitable or unsafe);
(ii)	at TOML’s sole discretion, deny any ESPMP Officer access to or remove any ESPMP Officer from any aspect of the Activities in the event that the Officer poses an unreasonable risk to Safety at Sea, the Activities or does not possess the necessary safety qualifications or training including survival training; and
(iii)	order any ESPMP Officers to undergo, if necessary, offshore safety training before or while on board Vessels or Installations,

17.	Completion Criteria

TOML will comply with TOML’s ISA Obligations pertaining to completion or relinquishment of the Exploration or Exploitation, including safe removal of Installations from the ISA Contract Area.

18.	Confidentiality

18.1	Subject to clause 18.2, the State must not disclose to a third party Confidential Information.

18.2	The State may disclose information:

(a)	in enforcing this Agreement or in a proceeding arising out of or in connection with this Agreement;
(b)	if required under the Rules of the ISA;
(c)	if it is required or permitted to be disclosed by this Agreement;
(d)	to its legal advisers, consultants, directors, officers and employees provided that such parties undertake to keep the information confidential and provided the disclosure is reasonably necessary in connection with the State exercising its rights or performing its obligations under this Agreement or performing the State’s Sponsorship Obligations; or
(e)	if TOML has given prior written consent.

18.3	If the State becomes aware of a suspected or actual breach of this clause 18, the State will immediately notify TOML and take all practicable steps to prevent or stop the suspected or actual breach.

18.4	This clause 18 survives termination or expiry of this Agreement.

19.	Administration Fee

19.1	Pursuant to section 91(2)(a) of the Act, and subject to clause 24 of this Agreement, TOML will pay a fee to the Tonga Seabed Minerals Authority to cover the costs associated with the State’s administration of its Sponsorship in that calendar year (“Administration Fee”). The Administration Fee will be set in accordance with the Act and shall be no greater than [***] in the first year of its payment and increase by no more than [***] in each subsequent year.

19.2	The Administration Fee will be paid annually on the anniversary of the signing of this Agreement, or such other date mutually agreed from time to time between TOML and the Tonga Seabed Minerals Authority.

19.3	The Administration Fee shall only be used by the State in accordance with the Act to fund its monitoring and regulation of TOML’s Seabed Mineral Activities and the State’s engagement with the ISA and support for TOML at the ISA.

19.4	Prior to the payment of each year’s Administration Fee, the Tonga Ministry of Lands and Natural Resources shall provide TOML with an annual budget demonstrating what the Administration Fee will be used for in that year and an accounting of how the previous year’s Administration Fee had been used.

19.5	The Administration Fee will be reviewed once TOML receives an ISA Exploitation Contract to include any additional costs to the State of administering and supervising the sponsorship, including the costs of ESPMP Officers.

19.6	If TOML relinquishes its Exploration Contract, the Administration Fee will be payable each year until [***] of the first year in which the Continuity Benefits become payable pursuant to clause 24. In the event that the final year in which the Administration Fee is payable does not cover [***] months, the State shall accept a pro-rated payment of the Administration Fee.

20.	TOML Default and State Default

20.1	A TOML default occurs if:

(a)	there is a material breach of an obligation under this Agreement by TOML; or
(b)	TOML is in material breach of TOML’s ISA Obligations (“TOML Default”); or
(c)	TOML fails to act in good faith.

20.2	If a TOML Default occurs the State may give TOML a Notice in writing (“TOML Default Notice”) stating that a TOML Default has occurred and requiring TOML to Remedy the TOML Default within a reasonable time from the date of such Notice.

20.3	Upon receipt of a TOML Default Notice TOML shall promptly commence, and continue to pursue with diligence, the Remedy of the TOML Default within [***] days, and must, whenever requested by the State, advise progress of the Remedy.

20.4	A State default (“State Default”) occurs if:

(a)	the State breaches this Agreement, its obligations under UNCLOS, Regulations or the Act; or

(b)	the State fails to act in good faith or discriminates against TOML (including through a Discriminatory Change in Tongan Law); or

(c)	the State ceases to Sponsor TOML and the Activities, fails to confirm Sponsorship of TOML and the Activities, takes any action towards ceasing its Sponsorship or purports to cease its Sponsorship of TOML and the Activities (unless such cessation, failure or action is taken by the State in good faith and pursuant to this Agreement); or

(d)	the State directly or indirectly Expropriates the ownership, rights or assets of the TOML Group, or takes any action to directly or indirectly Expropriate the ownership, rights or assets of the TOML Group; or

(e)	the State fails to comply with a final binding decision pertaining to its Sponsorship Obligations of a dispute settlement body applicable to it.

20.5	If a State Default occurs TOML may give the State a Notice in writing (“State Default Notice”) stating that a State Default has occurred and the State shall promptly commence, and continue to pursue with diligence, the Remedy of the State Default within [***] days, and must, whenever requested by TOML, advise progress of the Remedy.

21.	Temporary Suspension of Activities

21.1	In the event that:

(a)	an Emergency exists; or

(b)	TOML or a Subcontractor, in spite of one or more written warnings by the ISA or the State, has conducted its activities in such a way as to result in serious persistent and wilful violations of the fundamental terms of the Act, this Agreement, an ISA Contract or TOML’s ISA Obligations and:

(i)	the State has served a written Notice of its intention to order suspension under this clause (“State Suspension Notice”) on TOML; and
(ii)	the State Suspension Notice specifies in detail the reasons why the State Suspension Notice is given and that the State requires TOML to Remedy the breach within [***] days of receipt of the Notice, the State may by written Notice to TOML:

(c)	in the case of clause 21.1(a) above, demand the suspension of the portion of the Activities necessary to end or mitigate the Emergency for such period as is reasonably necessary;

(d)	in the case of clause 21.1(b) above, demand the suspension of the Activities (for such period as is reasonably necessary) on the day falling [***] days after the date TOML receives the State Suspension Notice, unless:

(i)	in the case that the breach can be Remedied and TOML has Remedied the breach in that period;
(ii)	in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in clause 21.1(d)), TOML has adequately compensated the State for the demonstrable damages incurred by the State as a result of the breach; or
(iii)	the State withdraws in writing the State Suspension Notice.

21.2	If suspension is ordered in accordance with clause 21.1:

(a)	TOML will take reasonable and appropriate measures to ensure that the relevant Subcontractors comply with the suspension orders and carry out those orders in a way that does not cause or exacerbate a Safety Incident or Serious Harm to the Marine Environment;

(b)	the suspended Activities may be resumed when TOML is provided with written direction from the State to resume the Activities (always provided that the resumption is allowed under International Law), which the State must give immediately if:

(i)	in the case of an Emergency, the Emergency has ceased;
(ii)	in the case that the breach can be Remedied; TOML has Remedied the breach;
(iii)	in the case that the breach cannot be Remedied (or cannot be Remedied within the time specified in clause 21.1(d)), TOML has adequately compensated the State for the demonstrable damages incurred by the State as a result of the breach; and

(c)	TOML will not be relieved of its other responsibilities and obligations under the Act or this Agreement, except to the extent that such responsibilities and obligations cannot be performed as a result of the suspension.

21.3	TOML shall provide any necessary assistance to the State in the exercise of its rights under this clause 21.

21.4	In the event that TOML disputes the reasons why the Suspension Notice has been issued by the State or there is a dispute as to the demonstrable damages incurred by the State as a result of the breach, or whether or not the grounds for suspension have been Remedied by TOML, the matter will be referred as a dispute under clause 25 and the suspension under this clause 21 will either not take effect or cease to continue until such time as the dispute resolution has been completed in accordance with that clause 25.

21.5	In the spirit of good faith and co-operation the parties will endeavour to have any dispute referred to under clause 21.4 to be finalised in no later than [***] days.

22.	Material TOML Breach Termination

22.1	In the event of a Material TOML Breach, and:

(a)	the State has served a written Notice of its intention to terminate Sponsorship under section 88 of the Act (“State Termination Notice”) on TOML; and

(b)	the State Termination Notice specifies in detail the Material TOML Breach in respect of which the State Termination Notice is given and that the State requires TOML to Remedy the breach within [***] days of receipt of the Notice, this Agreement will terminate, without penalty to the State, on the day falling [***] days after the date TOML receives the State Termination Notice, unless:

(c)	in the case that the Material TOML Breach can be Remedied, TOML rectifies or overcomes the effect of the Material TOML Breach in that period, or can demonstrate that it has commenced and is diligently proceeding to Remedy the breach;

(d)	in the case that the Material TOML Breach cannot be Remedied (or cannot be Remedied within the time specified in clause 22.1(b)), TOML has adequately compensated the State for the demonstrable material damages incurred or to be incurred by the State as a result of the Material TOML Breach; or

(e)	the State withdraws in writing the State Termination Notice.

22.2	For avoidance of doubt this Agreement will not terminate if:

(a)	there are no demonstrable material damages to the State as a result of the Material TOML Breach; or

(b)	if TOML compensates the State for the demonstrable material damages incurred by the State as a result of the Material TOML Breach.

22.3	Termination of this Agreement shall not in any way prejudice or affect the State’s rights to Claim and recover damages under any indemnity.

22.4	In the event that TOML disputes the reasons why the State Termination Notice has been issued by the State or there is a dispute as to the demonstrable damages incurred by the State as a result of the breach, or as to whether or not the grounds for termination have been Remedied by TOML, the matter will be referred as a dispute under clause 25. Any termination under this clause 22 will not take effect until the later of the time period specified under this clause 22 or such time as the dispute resolution has been completed in accordance with clause 25.

22.5	The State acknowledges and agrees that termination of this Agreement by the State shall not cause the grant of or otherwise create any entitlement, rights or title to the State in the TOML Rights which will at all times remain the property of the TOML Group notwithstanding the termination of this Agreement, and the TOML Group will remain entitled to effect an Assignment and/or Access to TOML Rights and Intellectual Property or to otherwise take steps to preserve the operation of and TOML’s entitlement to the TOML Rights without further notification to the State.

22.6	Notwithstanding anything contained in this Agreement, if the State terminates this Agreement it must not revoke the Sponsorship Certificate until at least [***] months from the date of the State Termination Notice, and must, if requested by TOML, continue to do all things necessary to:

(a)	maintain sponsorship during this period; and

(b)	assist TOML Assign the TOML Rights.

22.7	This clause 22 survives termination or expiry of this Agreement.

23.	Material State Breach

23.1	In the event of a Material State Breach, and:

(a)	TOML has served a written Notice of its intention to terminate this Agreement under this clause 23.1 (“TOML Termination Notice”) on the State; and

(b)	the TOML Termination Notice specifies the Material State Breach in respect of which the TOML Termination Notice is given, and that TOML requires the State to Remedy the breach within [***] days of receipt of the Notice,

23.2	A Material State Breach event will occur on the day falling [***] days after the date the State received the TOML Termination Notice (“Material State Breach Event”), unless:

(a)	in the case that the Material State Breach can be remedied; the State Remedies the Material State Breach in that period;

(b)	in the case that the Material State Breach cannot be remedied (or cannot be Remedied within the time specified in clause 23.1(b)), the State adequately compensates TOML for the demonstrable damages incurred and/or to be incurred by it, its Affiliates or its Subcontractors as a result of the Material State Breach; or

(c)	TOML withdraws in writing the TOML Termination Notice.

23.3	Without prejudice to any other rights TOML may have, under this Agreement or at Law, if a Material State Breach Event occurs TOML may, at its discretion, terminate the Agreement and surrender Sponsorship.

23.4	Notwithstanding anything contained in this Agreement, in the case that the Material State Breach relates to an event contemplated in clause 20.4(c) or (d) a Material State Breach Event will be immediately triggered upon the occurrence of the event without the requirement for a written Notice to be given by TOML.

23.5	Without prejudice to any other rights available at law to TOML, the State acknowledges the TOML Rights will at all times remain the property of the TOML Group notwithstanding the termination of this Agreement and the TOML Group will remain entitled to effect an an Assignment and/or Access to TOML Rights and Intellectual Property or to otherwise take steps to preserve the operation of and its entitlement to the TOML Rights without further notification to the State.

23.6	This clause 23 survives termination or expiry of this Agreement.

24.	Payment of a Continuity Benefit

24.1	The Parties agree that notwithstanding both Parties’ long-standing commitment to conducting Exploration and Exploitation in the Area pursuant to the regime established under UNCLOS and the 1994 Agreement and the Rules of the ISA, the Parties recognize that TOML’s planned submission of a Plan of Work for Exploitation and transition to commercial exploitation activities in TOML’s ISA Contract Area is impacted by the ongoing development of the Exploitation Regulations, which remain under consideration by the ISA Council.

24.2	In due consideration for the State’s continued sponsorship of TOML and support for TOML’s enjoyment of its rights in regard to its ISA Contract Area, TOML agrees to provide an additional Continuity Benefit to the State for its continued sponsorship of TOML.

24.3	The Parties agree that notwithstanding the anticipated delay in transition to commercial activities by TOML as a result of the failure of the ISA to adopt Exploitation Regulations:

(a)	TOML will use its best efforts to maintain its Exploration Contract in good standing and full compliance with Rules of the ISA, including seeking an extension of contract if necessary; and

(b)	The State will do everything reasonably practicable to maintain its sponsorship of TOML under UNCLOS and in accordance with the ISA’s requirements, including sponsorship of any contract extension, and will not terminate its sponsorship except in accordance with this Agreement and the Act or if TOML terminates its Exploration Contract.

24.4	This clause applies if, and only if, all of the following conditions have been fulfilled:

(a)	a subsidiary of The Metals Company Inc. (“TMC”) other than TOML (“TMC Subsidiary”) obtains a permit, licence or other authorization from the US for the conduct of deep seabed mineral activities in TOML’s ISA Contract Area; and

(b)	that TMC Subsidiary commences commercial recovery activities of deep seabed minerals pursuant to that permit, licence or other authorization in the TOML ISA Contract Area,

(together, the “Continuity Conditions”).

24.5	Upon signing of this Agreement, and in any event within [***] business days thereafter, TMC will issue the State a warrant to purchase [***] common shares of TMC, in substantially the form of Exhibit A attached to this Agreement. The initial exercise price of the warrant will equal the closing price of TMC’s common shares on the Nasdaq stock market on the trading day immediately preceding the date of signing. The warrants will have a eight-year term from the date of issuance and will become exercisable only upon the occurrence of the Continuity Conditions. The obligations of TMC with respect to the issuance of these warrants are further set out in the Deed of Guarantee and Indemnity executed by TMC and the State in connection with this Agreement.

24.6	Commencing 1 April of the year following the fulfilment of the Continuity Conditions, and annually after that date until this Agreement is terminated or the State terminates its Sponsorship of TOML for any reason other than TOML’s consent to that termination, TOML will pay to the State an annual payment on the following terms:

(a)	For the first [***]-year period, payments in accordance with the following schedule:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)	For each subsequent [***]-year payment period, payments in accordance with a yearly payment instalment schedule that TOML and the State will negotiate in good faith prior to the end of the first [***]-year payment period and each subsequent payment period.

(i)	Such negotiations must commence at least [***] days before to the end of each payment period. Each yearly payment instalment schedule will include the number of years in the payment period and the amounts to be paid in each year.

(ii)	The negotiation of each yearly payment instalment schedule will be guided by the overall intention of providing the State with reasonable payments that are no greater than the amounts that the State would have reasonably received from TOML pursuant to the Act and this Agreement at an equivalent stage of Exploitation activities, taking into account the differing operating context, if TOML had been able to proceed with such activities pursuant to an ISA Exploitation Contract.

(iii)	The value of payments made after the first [***]-year period may also be made subject to TMC achieving certain financial milestones.

(c)	If the Parties are unable to agree on a yearly payment instalment schedule for the subsequent [***]-year payment period prior to [***] month before the end of the [***] year of the existing payment schedule, either Party may use the dispute resolution mechanism of this Agreement mutatis mutandis to settle the yearly instalment schedule for the subsequent [***] year period. Any findings or result of such a process will be binding upon the Parties.

(d)	TOML shall endeavour to ensure that the total amount of monetary payments made to the State equals a minimum of [***] and may be up to a maximum of [***] subject to TMC’s market capitalization meeting thresholds agreed between the Parties. For the avoidance of doubt, monetary payments pursuant to this clause are exclusive of the value of the warrants, Administration Fee and the annual investments TOML will make pursuant to clause 24.9(b).

24.7	Notwithstanding anything else contained within this Agreement or the Act, the benefits specified in clauses 24.4 and 24.6 (the “Continuity Benefits”) will replace all other fees, charges and amounts. In the event that any tax becomes payable as a result of any Access to TOML Rights and Intellectual Property or Assignment of such Rights and Intellectual Property, such tax will be creditable against any Continuity Benefits payable, thereby reducing the amount of Continuity Benefits by the amount of tax payable or paid so that over the term of this Agreement full relief is provided for tax paid against all Continuity Benefits payments, such that the combined total of tax and Continuity Benefits payments does not exceed the thresholds specified in clause 24.6 (a) or (d). The State agrees that to the extent an amount is owing by TOML under the Act, the Continuity Benefits will provide full satisfaction of that debt, liability or amount owing. The Parties shall structure the payment of the Continuity Benefits to ensure that no other payments or amounts are required to be paid by TOML to the State under the Act. If TOML is ever required to make an additional or separate payment other than the Continuity Benefits to the State, such amount may be deducted from any Continuity Benefit payable under this Agreement.

24.8	The Parties agree that the Continuity Benefits will be provided by TOML to Tonga’s Seabed Minerals Fund or a sovereign wealth fund established by the cabinet for the purposes of providing long term benefits to the people of Tonga (the “Fund”). The Parties agree that the Continuity Benefits will only be provided if a reasonable and appropriate governance framework that is consistent with best practice.

24.9	In addition to the Continuity Benefits, throughout the time period that the Continuity Benefits are provided to the State, TOML will:

(a)	maintain its office in the State, staffed at a level to be determined by TOML at its sole and absolute discretion;

(b)	make annual in-country social, community and Training and Capacity Building (under clause 8 of this Agreement) investments in the State; and

24.10	TOML will provide the Continuity Benefits to the State until:

(a)	the total minimum amount of the monetary payments under the Continuity Benefits ([***]) is paid to the State;

(b)	the TMC Subsidiary ceases conducting commercial recovery activities in TOML’s ISA Contract Area; or

(c)	this Agreement is terminated.

24.11	For the avoidance of doubt, if and when TOML ceases providing the State the Continuity Benefits, for whatever reason, TOML will not be obliged to continue to maintain its office and activities within the State.

24.12	For the avoidance of doubt, TOML will continue to provide the Continuity Benefit to the State if:

(a)	TOML determines at its absolute and sole discretion, that it remains unviable to submit its Exploitation Application to the ISA and therefore relinquishes its ISA Exploration Contract to the ISA (or the ISA terminates TOML’s ISA Exploration Contract);

(b)	the TMC Subsidiary has secured commercial recovery rights in the US over the ISA Contract Area; and

(c)	the Continuity Conditions have been met.

24.13	Notwithstanding any other provisions in this Agreement:

(a)	if the State (including any agency or entity owned or controlled by the State) enters into an arrangement (whether a treaty, contract, memorandum of understanding, or other form of agreement, regardless of its legal status, number of parties, or whether it is governed by international or domestic law) with another State (including any fund, non-profit organization, or other entity established by that State) that entitles the State to receive benefits from the other State in connection with, or associated with, seabed mining activities undertaken by entities of that other State, then from the date such arrangement enters into force, TOML shall be entitled to deduct from the Continuity Benefits an amount equal to any benefit received by the State pursuant to such arrangement; and

(b)	if, for whatever reason, the TMC Subsidiary temporarily or permanently suspends or ceases its commercial recovery activities of deep seabed minerals pursuant to a permit, licence or other authorization obtained from the US, TOML will not be obliged to provide the Continuity Benefits to the State from the date of such temporary or permanent suspension or cessation of the TMC Subsidiary’s commercial recovery activities.

(c)	In the event the TMC Subsidiary resumes its commercial recovery activities following any temporary suspension under clause 24.13(b), TOML will be obliged to provide the Continuity Benefits from the date the TOML notifies the State in writing of such resumption of its commercial recovery activities. For the avoidance of doubt:

(i)	TOML shall provide any written notification to the State within 48 hours of such resumption of its commercial recovery activities; and

(ii)	TOML’s payment of the Continuity Benefits shall resume from the date on which payment was paused pursuant to clause 24.13(b); and

(iii)	TOML will not be obliged to provide the State with any retrospective payments of the Continuity Benefits corresponding to the duration of any temporary suspension in the TMC Subsidiary’s commercial recovery activities.

(d)	For the purposes of this clause 24.13, a “temporary suspension” in the TMC Subsidiary’s commercial recovery activities will occur where the TMC Subsidiary does not or cannot conduct any commercial recovery activities for a continuous period longer than [***] days.

24.14	In the event that TOML does not or cannot provide the State the Continuity Benefits, for whatever reason, for longer than [***] months after [***]of the year in which the Continuity Benefits are due in accordance with clause 24.6, the Parties shall, acting in good faith, enter into negotiations to amend, vary, terminate or agree new terms to this Agreement.

24.15	Save to the extent that the State seeks to defend its rights or reputation, the State will not, and will not cause any natural or legal person under the State’s effective control to take any action or make any statements, whether oral or in writing, in any international or domestic forum, which disputes, opposes, obstructs, interferes with or brings into disrepute:

(a)	any application made by TMC Subsidiary to the US for the issuance of an exploration license or commercial recovery permit from the US; or

(b)	any exploration or commercial recovery activity undertaken by TMC Subsidiary pursuant to such a license or permit.

24.16	Save to the extent that TOML seeks to defend its rights or reputation, TOML Group will not, and will not cause any natural or legal person under TOML Group’s effective control to take any action or make any statements, whether oral or in writing, in any international or domestic forum, which disputes, opposes, obstructs, interferes with or brings into disrepute the State’s receipt of the Continuity Benefits.

24.17	Nothing in this clause 24 shall be read to require the State to recognize or endorse any appropriation of resources from the Area nor any claim, acquisition or exercise of rights with respect to minerals recovered from the Area, except in accordance with UNCLOS.

25.	Dispute Resolution

25.1	If a dispute between the State and TOML arises out of or in connection with Sponsorship under the Act or this Agreement, either the State or TOML may give to the other disputing Party a Notice of dispute in writing adequately identifying the matters and the subject of the dispute together with detailed particulars of the dispute. Notwithstanding anything in this clause 25 the Parties may, by mutual agreement in writing, conduct dispute resolution in any other way or vary the following dispute resolution procedures as they see fit.

25.2	Within [***] days after service of a Notice of dispute, the Parties must make best efforts to meet at least once, to attempt to resolve the dispute.

25.3	If, within [***] days after service of a Notice of dispute, the dispute is not resolved, the chief executive officer of TOML and the Responsible Minister make best efforts to must meet within [***] days of expiry of that [***] day period and use their best efforts, acting in good faith, to resolve the dispute (in whole or in part). If the dispute is resolved at the meeting referred to in this clause then any such resolution will be reduced to writing and will be contractually binding on the Parties.

25.4	The State and TOML hereby consent to submit to arbitration in accordance with clause 25.5 any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, that has not been resolved in accordance with clause 25.3.

25.5	Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination or validity thereof, that has not been resolved in accordance with clause 25.3 shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force (unless the Parties otherwise agree on another procedure for arbitration). The appointing authority shall be the International Chamber of Commerce acting in accordance with the rules of the ICC for this purpose. The number of arbitrators shall be three. The seat of the arbitration shall be Singapore, Singapore. The language to be used in the arbitral proceeding shall be English.

25.6	Notwithstanding anything in this clause 25:

(a)	nothing will prejudice the right of a Party to seek urgent injunctive, interrogatory or declaratory relief from a court of competent jurisdiction; and

(b)	each Party must continue to perform its obligations under the Agreement.

26.	Authorisation to Enter Agreement

The State warrants that it has done everything under the Act necessary to authorize it to enter in to this Agreement, and the Agreement is enforceable in accordance with its terms.

27.	Governing Law & Jurisdiction

27.1	The Governing law and jurisdiction shall be that of Singapore and general principles of international law regarding the protection of foreign investors to the extent that such rules do not contradict the provisions of this Agreement or would reduce the rights of TOML under this Agreement, provided however that with respect to any arbitration, the governing procedural laws of the situs of the arbitration shall govern the arbitration. For the avoidance of doubt, all matters arising hereunder shall be resolved pursuant to the dispute resolution procedures set forth in clause 25.

27.2	The State shall recognize any arbitral award granted as a result of the dispute resolution procedures set forth in clause 25 as binding and enforce any obligations imposed by that award within its territories as if it were a final judgment of the State’s courts. Execution of the award shall be governed by Tongan Law concerning the execution of judgments of Tongan courts in force in the State. For the avoidance of doubt, any Tongan Law related to the enforcement of foreign or domestic arbitral awards will not apply to any award rendered under clause 25.

28.	International Law

28.1	To the extent that TOML’s obligations under this Agreement conflict with TOML’s ISA Obligations, the latter shall take precedence, and the Parties agree that TOML shall be relieved of its obligations under this Agreement to the extent and for the period that those obligations conflict with TOML’s ISA Obligations or other obligations at International Law.

28.2	Any relief provided to TOML under this clause 28 does not invalidate the remaining provisions of this Agreement nor affect the validity of that provision at a future date if it ceases to cause TOML to be in breach of TOML’s ISA Obligations.

29.	Notices

Any notice, demand, consent or other communication (“Notice”) given or made under this Agreement:

(a)	must be in writing and signed by the Party or a person duly authorised by the Party;

(b)	must be addressed and delivered to the intended recipient at the address below or the address last Notified by the intended recipient to the sender after the date of this Agreement:

(i)	to the State:

[***]

[***]

[***]

[***]

[***]

[***]

(ii)	to Tonga Offshore Mining Limited,

[***]

[***]

[***]

[***]

(b)	will be taken to be duly given or made when left at the above address (or the address last Notified by the intended recipient to the sender) and signed for by the recipient. If delivery or receipt occurs on a day that is not a business day in the place to which the Notice is sent or is later than 4pm (local time) at that place, it will be taken to have been duly given or made at the commencement of business on the next business day in that place.

30.	Entire Agreement

This Agreement constitutes the entire Agreement between the Parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, express or implied, collateral hereto other than as expressly set forth or referred to herein. Any prior arrangements, agreements, representations or undertakings are superseded by the terms contained in this Agreement.

31.	Force Majeure

31.1	Subject to clause 31.4, either Party shall be excused from performance and shall not be in default in respect of any obligation hereunder to the extent that the failure to perform such obligation is due to an Event of Force Majeure.

31.2	For the purpose of this Agreement, an “Event of Force Majeure” means any of the circumstance detailed in clause 31.3 that are not within the reasonable control of the Party or parties affected, but only if and to the extent that:

(a)	such circumstance, despite the exercise of reasonable diligence, cannot be, or be caused to be, prevented, avoided or removed by such Party;

(b)	such circumstance materially and adversely affects the ability of the Party to perform its obligations under this Agreement, and such Party has taken all reasonable precautions, due care and reasonable alternative measures in order to avoid the effect of such event on the Party’s ability to perform its obligations under this Agreement and to mitigate the consequences thereof; and

(c)	The affected Party notifies the other Party of the Event of Force Majeure as soon as reasonably possible.

31.3	The circumstances giving rise to an Event of Force Majeure include:

(a)	an act of God such as, but not limited to, fires, explosions, earthquakes, drought, tidal waves and floods;

(b)	war, hostilities (whether war be declared or not), invasion, act of foreign enemies, mobilisation, requisition, or embargo;

(c)	rebellion, revolution, insurrection, or military or usurped power, or civil war;

(d)	contamination by radio-activity from any nuclear fuel, or from any nuclear waste from the combustion of nuclear fuel, radio-active toxic explosive, or other hazardous properties of any explosive nuclear assembly or nuclear component of such assembly;

(e)	riot, commotion, strikes, go slows, lock outs or disorder, unless solely restricted to employees of the Parties;

(f)	a change (beyond the control of the parties) to an international law that governs the parties and relates to seabed exploration or exploitation; or

(g)	acts or threats of terrorism.

31.4	Notwithstanding anything contained in this clause 31, the parties will not be relieved of their rights and obligations contained in clause 12 of this Agreement.

32.	Amendment

This Agreement may only be amended by mutual agreement in writing by the Parties.

33.	Severability of Provisions

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction is ineffective as to that jurisdiction to the extent of the prohibition or unenforceability. That does not invalidate the remaining provisions of this Agreement nor affect the validity or enforceability of that provision in any other jurisdiction.

34.	Further Assurances

The Parties must do anything necessary or desirable (including executing agreements and documents and performing such acts that lie within their power) to give full effect to the Act and this Agreement and the transactions contemplated by it.

35.	No Limitation

Without limiting the generality of any other provision of this Agreement, any waiver or delay in the exercise by a Party of any rights under this Agreement will not relieve the other Party of any of their obligations under this Agreement.

36.	Representations and Warranties

(a)	The representations and warranties provided in this Agreement are continuing representations and warranties and will be repeated on each day while any obligation under this Agreement remains outstanding, with reference to the facts and circumstances then subsisting.

(b)	Each Party warrants to each other Party that at the date of this Agreement it has full power and lawful authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Except as expressly provided in this Agreement, no representation, inducement or warranty was, prior to the execution of this Agreement, given or made by one of the Parties hereto with the intent of inducing the other Party to enter into this Agreement, and any representations, inducements or warranties that may have been so given are hereby denied and negated.

(c)	The State further represents and warrants that the execution, delivery and performance of this Agreement has received all necessary governmental approvals and authorizations and constitutes the legal, valid and binding obligation of the State and is enforceable in accordance with its terms, and the State cannot claim sovereign immunity.

(d)	Each Party represents and warrants that they are in compliance with applicable anti-bribery and anti-corruption legislation.

37.	Non Reliance

The Parties warrant that they:

(a)	did not in any way rely upon any information, representation, arrangement, understanding, statement or documentation, made by or provided to the Party from any other Party or anyone on behalf of the other Party for the purposes of entering into this Agreement except to the extent that any such information, data, representation, arrangement, understanding, statements or document is expressly set out or referred to in this Agreement; and

(b)	enter into this Agreement based on their own investigations, interpretations, deductions, information and determinations, and acknowledge that they are aware that the other Parties have entered into this Agreement relying upon the warranties contained in this clause 37.

38.	Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

39.	Interpretation

The following rules of interpretation apply unless the context requires otherwise.

(a)	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(b)	A reference to dollars and $ is to US currency unless otherwise stated.
(c)	All references to time and to dates are to Tongan times and dates.

(d)	No rule of construction is to apply to the disadvantage of a Party on the basis that that Party drafted the whole or any part of this deed.
(e)	Headings do not affect the interpretation of this Agreement.

40.	Definitions

The following definitions apply unless the context requires otherwise.

1994 Agreement means the 1994 Agreement Relating to the Implementation of Part XI of the United Nations Convention on the Law of the Sea of 10 December 1982, and any Annexes thereto.

Act means the Seabed Minerals Act 2014 of the Kingdom of Tonga.

Activities means any and all activities that are carried out in, on or over the International Seabed Area by TOML and/or a Subcontractor for which the State has a responsibility under its Sponsorship Obligations and for which the State could be held liable in accordance with UNCLOS due to its Sponsorship of TOML.

Affiliate in relation to TOML, means any person that controls, is controlled by, or is under common control with TOML.

Agreement means this agreement.

Assign or Assignment means the assignment or transfer of the TOML Rights to an entity incorporated or existing outside of the Kingdom of Tonga, including without limitation in conjunction with a change of sponsorship to a new country.

Business means each and any business being conducted by the TOML Group arising as a result of or connected with the Exploration, the Exploitation, the Activities and/or the ISA Contracts, and includes any trade, profession, or commercial activity as defined under the Income Tax Act (Cap. 11.05) of the Kingdom of Tonga, together with the Income Tax (Amendment) Act 2020 and the Income Tax Regulations (Cap. 11.05.01), each as amended from time to time.

Claim includes any action, claim, demand or proceeding arising under UNCLOS.

Commencement Date means the date this Agreement is executed by the Parties.

Confidential Information means all information that is not in the public domain that is disclosed to the State by the TOML Group including but not limited to, information relating to the Activities, technology, processes and know-how, the location and prospective locations of Polymetallic Nodules, confidential information that is restricted or proprietary under any contract or agreement with a third party, business details, customers or suppliers, all technical and research data relating to the Activities, financial information and business relationships including the names of any Subcontractors, and shall include the terms of this Agreement.

Corporate Tax means any corporate income tax levied by the State on corporations incorporated in Tonga or that engage in business in Tonga.

Companies Act means the Companies Act 1995 of the Kingdom of Tonga as in force from time to time, including its amendment and/or succeeding acts.

CRP see clause 4.1.

Discriminatory Change in Tongan Law means a change in Tongan Law that is categorically enacted for the sole purposes to:

(a)	materially change the commercial intent of this Agreement or the Sponsorship arrangement between TOML and the State; or

(b)	materially increase the total quantum of benefits required to be given by the TOML Group (whether economic or intangible) to the State in such a way as to materially change the intent contemplated under this Agreement;

but does not include a change in Tongan Law that is required by international law for the State to fulfil its Sponsorship Obligations.

Emergency means a circumstance where the Activities have caused or pose an immediate and probable threat of causing Serious Harm to the Marine Environment or human health and safety, a Pollution Incident or a Safety Incident, as well as any other event or circumstance connected to or arising from the Activities that is classified by the ISA as an Incident or emergency to which the issue of emergency orders by the ISA applies.

Entity includes a body corporate, a partnership, joint venture or a trust.

ESPMP, see clause 15.1.

ESPMP Officer, see clause 15.2.

Exploitation means the exploitation of Polymetallic Nodules in the ISA Contract Area for commercial purposes, and includes without limitation:

(a)	the extraction, lifting, dewatering, treatment, processing and transportation in the ISA Contract Area of Polymetallic Nodules and all other work, operations and activities required thereof;

(b)	transporting, constructing, installing, testing, commissioning, using, operating, maintaining and repairing equipment and Installations;

(c)	loading and unloading of Polymetallic Nodules to and from any treatment, processing facility and/or any transport vessel in the ISA Contract Area; and

(e)	any other activity in the International Seabed Area deemed necessary by TOML or a Subcontractor to carry out the exploitation that would not breach any of TOML’s ISA Obligations.

Exploration means the exploration for Polymetallic Nodules in the ISA Contract Area and includes without limitation:

(a)	sonar, oceanographic, geophysical and geological surveying, sampling and dredging;

(b)	testing of collecting systems and equipment and recovery of bulk samples; and

(c)	environmental and technical studies,

in the International Seabed Area, as well as any other activity or operation in the International Seabed Area deemed necessary by TOML or a Subcontractor to carry out the exploration that would not breach TOML’s ISA Obligations, and includes prospecting carried out by TOML pursuant to the ISA’s rules and regulations.

Exploitation Regulations means the regulations governing exploitation of mineral resources in the International Seabed Area adopted by the ISA pursuant to powers conferred on it by UNCLOS and as replaced or amended by the ISA from time to time.

Expropriate or Expropriation means to dispossess of ownership, to deprive of property, to deprive of use of property, to deprive of property for the public use, to make an Entity or assets (tangible and intangible) the property of the State (in whole or in part), or a measure or measures having an equivalent effect (directly or indirectly), and includes without limitation:

(a)	the transfer of title, physical seizure or an executive or legislative act for the purpose of transferring property or interests into the public domain;

(b)	subjecting an Entity, property or assets (tangible or intangible) to taxation, regulation, or other action that is confiscatory or that prevents, unreasonably interferes with, or unduly delays, effective enjoyment of such property or assets;

(c)	regulations by the State which constitutes dispossession or depravation of an asset, property or right or that reduces or eliminates the economic value or viability of an asset, property or right subject to those regulations, including application of otherwise lawful measures in such a way as to deprive ultimately the enjoyment of value of property;

(d)	any measure or measures that inhibit the ability to transfer bona fide assets, rights and/or property out of the Kingdom of Tonga;

(e)	a measure or series of measures the effect of which would be direct or indirect dispossession, including but not limited to the levying of taxation, the compulsory sale of all or part of an investment or asset, or the impairment or deprivation of its management, as well as any other measure or series of measures which together are tantamount to expropriation or that results in dispossession or depravation of an asset or right, irrespective of whether compensation is provided. However, Expropriation does not include an act by the State that is reasonably required to fulfil the State’s Sponsorship Obligations.

Final Determination means a decision of a court or of any agency having jurisdiction to resolve the dispute:

(a)	from which no appeal can be taken and in respect of which no application for special leave to appeal can be made; or

(b)	in respect of which the relevant appeal or special leave application period has expired without an appeal being taken or an application for special leave to appeal being made,

but does not include an interlocutory order.

Installation means any structure, installation or artificial island in the International Seabed Area used in or intended to be used in the Activities and for which the State is responsible and potentially liable in accordance with its Sponsorship Obligations.

Intellectual Property means all tangible and intangible property, including rights, data, and materials, in which TOML has an interest arising from or in connection with any expenditure it has incurred.

International Law means any legally binding international treaties and conventions and other legally binding international rules including UNCLOS and the ISA regulations as in force from time to time.

International Seabed Area means the seabed and ocean floor and subsoil thereof, beyond the limits of national jurisdiction.

ISA means the International Seabed Authority and any successor institution to the ISA.

ISA Contract means any contract or licence granted to TOML by the ISA, and includes any ISA Exploration Contract and any ISA Exploitation Contract, and all terms and conditions contained therein.

ISA Contract Area means the part or parts of the International Seabed Area allocated to TOML under an ISA Exploration Contract or ISA Exploitation Contract and defined by the coordinates listed in schedule 1 to such contracts.

ISA Exploration Contract means the contract for exploration for Polymetallic Nodules signed between the ISA and TOML on the 11th day of January, 2012 at Kingston, Jamaica and any amendment or replacement thereto.

ISA Exploitation Contract means any contract or licence permitting TOML to Exploit Polymetallic Nodules in the International Seabed Area entered into between TOML and the ISA or granted by the ISA to TOML.

Material TOML Breach means the occurrence of any of the following:

(a)	an ISA Contract is suspended or terminated by the ISA as a direct result of TOML or any Subcontractor failing to comply with the conditions of the ISA Contract;

(b)	a serious breach of TOML’s ISA Obligations or obligations under this Agreement, that has caused or will cause material and direct monetary damage to the State and has not been Remedied within a reasonable time;

(c)	TOML or any Subcontractor, in spite of written warnings by the ISA, has conducted its activities in such a way as to result in serious persistent and wilful violations of the fundamental terms of this Agreement, ISA Contract or TOML’s ISA Obligations; or

(d)	TOML has failed to pay the CRP in accordance with clause 4.

Material State Breach means a State Default that has not been Remedied within [***] days in accordance with clause 20.

Notice, see clause 29.

Payment Year means any calendar year in which TOML commences commercial recovery of Polymetallic Nodules from the ISA Contract Area.

Parties means the parties to this Agreement.

Penalty means a penalty imposed by the State on TOML which either:

(1)	(a)	arises as a direct result of a breach of TOML’s ISA Obligations;

(b)	is required to be imposed by International Law in order for the State to fulfil its Sponsorship Obligations; and

(c)	is for an amount not exceeding the reasonable amount required for the State to satisfy its Sponsorship Obligations.

or

(2)	arises as a direct result of TOML breaching criminal or civil law in the State.

Pollution Incident means any event involving pollution that seriously breaches TOML’s ISA Obligations.

Polymetallic Nodules has the meaning given to that term by the ISA.

Production Audit, see clause 5.

Recovered means extracted and recovered from the seafloor in the ISA Contract Area to the sea surface (for example, to a sea surface platform or Vessel) and then placed on to a transport ship.

Regulations means any regulations issued under the Act.

Remedy or Remedied means to remedy or redress or to have remedied or redressed (as applicable) the relevant occurrence or overcome its consequences and effects so that there ceases to be any continuing material detrimental effect of that occurrence.

Rules of the ISA has the meaning given to that term in the Act.

Safety at Sea means safety of life and property at sea, and includes, inter alia:

(a)	safe Vessel or Installation management and navigation;

(b)	collision prevention;

(c)	maintaining appropriate safety procedures and medical standards;

(d)	appropriate provision of safety equipment, first aid, rescue and fire fighting services;

(e)	protecting the safety, health and welfare of personnel used in the Activities;

(f)	preventing injury to personnel that may be affected by the Activities; and

(g)	taking measures to effectively deal with safety Emergencies,

as well as any other requirements under TOML’s ISA Obligations pertaining to safety of life and property at sea.

Safety Incident means any event involving Safety at Sea that seriously breaches TOML’s ISA Obligations.

Seabed Mineral Activities has the meaning given to that term in the Act.

Seabed Minerals Fund means the Seabed Minerals Fund established under section 94 of the Act.

Serious Harm to the Marine Environment means any serious harm to the marine environment caused by one or more Activities that constitutes a serious breach of TOML’s ISA Obligations.

Sponsorship means sponsorship of TOML by the State in accordance with the Act as required by UNCLOS or under TOML’s Exploration Contract and/or Exploitation Contract and Sponsored shall have a similar meaning.

Sponsorship Certificate means the Sponsorship Certificate signed on the 23rd September, 2021 under which the State certified that it sponsored TOML to explore for Polymetallic Nodules in the International Seabed Area and assumed responsibility in accordance with article 139, article 153, paragraph 4, and Annex III, article 4, paragraph 4, of UNCLOS.

Sponsorship Obligations means any and all responsibilities and obligations the State has under UNCLOS or the ISA Regulations with which it is legally required to comply and that pertain to the State’s Sponsorship of TOML and/or the Activities, including its responsibility to ensure TOML’s compliance with TOML’s ISA Obligations.

Subcontractor means any person or entity who is subcontracted (either by the TOML Group or their subcontractors or their Affiliates and whether via contract or through a joint venture or similar arrangement) to carry out all or part of the Activities in the ISA Contract Area, and includes without limitation any of the subcontractors’ officers, employees, agents, contractors, or assignees. This definition does not include any officer or employee of the State or any person who represents or is contracted by the State, ISA or other regulatory body.

Tax means any tax, fee, Corporate Tax, business profits tax, sales tax, capital gains tax, resource rent tax, transfer tax, impost, royalty, duty (including import duty and stamp duty), excise charge, surcharge, contribution, levy, rate, rent, withholding tax or any other charge however it is described, whether direct or indirect, whether monetary or non-monetary, and whatever method collected or recovered, imposed by any Tongan governmental, semi-governmental or other Tongan body authorised by law, including all such taxes charged under the Income Tax Act (Cap. 11.05), the Income Tax (Amendment) Act 2020, and the Income Tax Regulations (Cap. 11.05.01), each as amended from time to time.

Term means the term as provided for in clause 2.1.

Tonga Seabed Minerals Authority means the body established under the Act to administer Tonga’s sponsorship of Seabed Mineral Activities.

Tongan Law means all applicable laws in Tonga, including without limitation, legislation and regulations.

TOML Group includes TOML as well as any and all of its past, present, and future Affiliates, parent companies and their subsidiaries, holding companies, associated entities, joint venture partners, and any entities under common control with TOML, as well as their respective directors, officers, employees, agents, contractors, representatives, successors, and assigns.

TOML Rights means the rights held by TOML under the Rules of the ISA and under any ISA Contracts, or held in relation to the International Seabed Area or the ISA Contract Area, and without limitation includes the ISA Contract Areas and all rights held therein, together with all intellectual property rights, data, technical information, and know-how developed, acquired, or used by TOML in connection with its activities under any ISA Contract or in relation to the Area or the ISA Contract Area, including all research, studies, analyses, methodologies, and technologies developed or funded by TOML. .

TOML’s ISA Obligations means the legally binding obligations TOML has under the ISA Contract, ISA Regulations and/or UNCLOS, as in force from time to time, and includes without limitation all legally binding obligations and responsibilities that TOML has under any ISA Contract, ISA Regulation and/or UNCLOS the breach of which would result in international responsibility and liability to the State under UNCLOS due to the State’s Sponsorship of TOML.

Tonne means the weight of one thousand (1000) kilograms of Polymetallic Nodules Recovered from the ISA Contract Area measured at the first onshore port of unloading.

UNCLOS means the United Nations Convention on the Law of the Sea of 10 December 1982.

Vessel means any sea-going vessel and any seaborn craft of any type whatsoever used in the Activities and for which the State is responsible and potentially liable for in accordance with its Sponsorship Obligations.

Signed as an agreement

For and on behalf of The Tonga Seabed Minerals Authority of the Government of the Kingdom of Tonga

/s/ 'Uhilamoelangi Fasi
Name:	Hon. Dr. ‘Uhilamoelangi Fasi	Dated: August 4, 2025
Title:	Minister for Lands, Survey, Planning and Natural Resources

For and on behalf of Tonga Offshore Mining Limited

/s/ Gerard Barron
Name:	Gerard Barron	Dated: August 4, 2025
Title:	Director

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